EXHIBIT 10.12

SERVICES AND CO-MARKETING AGREEMENT

This Services and Co-Marketing Agreement (“Agreement”) is entered into this 1st day of March, 2004 (the “Effective Date”), by and between VirtualScopics LLC, a New York limited liability company with its principal place of business at 140 Office Park Way, Pittsford, New York 14534 (“VirtualScopics”), and Chondrometrics GmbH (“Chondrometrics”), a German limited liability company, with its current principal place of business at Munich, Germany. This Agreement, together with those certain Consulting Agreements between VirtualScopics and Dr. Felix Eckstein, dated January 1, 2004 and March 1, 2004, respectively, supercede, and replace entirely, that certain Preliminary Service Agreement between VirtualScopics and Chondrometrics, dated January 30, 2004 (the “Preliminary Agreement”).

RECITALS:

A.    Chondrometrics conducts and commercializes medical research with particular emphasis on cartilage degeneration as it relates to the development of Osteoarthritis. Chondrometrics has existing relationships with entities in need of research services to assist in understanding human disease progressions of Osteoarthritis, and/or the efficacy of disease modifying osteoarthritic drugs.

B.    Chondrometrics currently distinguishes itself from its competitors due to Chondrometrics’ status in its industry as the sole provider of cartilage degeneration medical research services validating its findings with highly regarded peer reviews and industry publications.

C.    VirtualScopics is in the business of developing image-based biomarkers and image analysis software tools (such software and tools, together with any documentation, and modifications, updates, and enhancements to the foregoing, the “VirtualScopics Technology”) as well as providing customers regulatory compliant image analysis services and field operations to accelerate both drug efficacy testing and drug discovery. VirtualScopics has existing relationships covering a broad range of disease areas including Osteoarthritis.

D.    VirtualScopics and Chondrometrics desire to leverage their research and commercial capabilities by co-marketing each other’s services and abilities, with the goal of expanding each party’s customer base and visibility in the industry, and gaining economic benefits resulting therefrom.

E.    In consideration of and relying upon the covenants and obligations herein, including VirtualScopics’ obligation to make certain payments to Chondrometrics as further set forth in this Agreement, Chondrometrics (1) has permitted, and is permitting, as the case may be, Dr. Felix Eckstein (CEO and CSO of Chondrometrics) to execute two consulting agreements with VirtualScopics relating to services that were provided by Dr. Eckstein from January 1, 2004 through February 29, 2004, and services that will be provided from March 1, 2004 through December 31, 2006 (collectively, the “Consulting Agreements”), thereby releasing Dr. Eckstein from certain of his obligations to Chondrometrics so that Dr. Eckstein may perform his obligations under the Consulting Agreements, (2) temporarily is replacing Dr. Eckstein Chondrometrics with outside expert personnel in connection with certain of Dr. Eckstein’s obligations as CEO/CSO of, (3) is permitting Dr. Eckstein to use certain of Chondrometrics’ resources in his work under the Consulting Agreements, and (4) is losing its distinction as the sole provider in its industry of cartilage degeneration medical research services capable of validating its technology and findings through peer reviews and publications, thereby diminishing Chondrometrics’ potential revenue stream to the extent such revenues are derived by such distinction.

THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms not defined elsewhere in this Agreement shall have the meanings ascribed to them in this Section 1.

1.1. “Cartilage Analysis” means a manual, semi-automated or automated process for segmenting MR images to quantify the volume or other morphological parameters of total cartilage or cartilage sub-regions in Research Trials and Clinical Trials for Osteoarthritis.

1.2. “Non-Cartilage Analysis” means a manual, semi-automated or automated process for segmenting MR images to quantify characteristics of tissues related to Osteoarthritis other than cartilage, including, but not limited to, Bone Marrow Edema, Meniscus, and Fluid.

1.3. “Clinical Trial” means Cartilage Analysis and Non-Cartilage Analysis that is performed for the purpose of understanding the efficacy of a disease modifying osteoarthritic drug in humans, intended and/or required to be submitted to a regulatory body as part of a drug approval submission. The paying entity for a Clinical Trial can be a pharmaceutical, biotechnology, or medical device company, or a governmental or non-governmental research agency.

1.4. “Research Trial” means Cartilage Analysis and Non-Cartilage Analysis that is performed for the purpose of understanding human cartilage physiology or disease progressions of Osteoarthritis. The paying entity for a Research Trial can be a pharmaceutical, biotechnology, or medical device company, or a governmental or non-governmental research agency. Results from a Research Trial are not intended or required to be submitted to a government regulatory body as part of a drug approval submission.

1.5. “Trial Commitment” means each contract or agreement with respect to which Research Trial or Clinical Trial services are being by provided by VirtualScopics or Chondrometrics, as the case may be.

(a) “Gross Revenues” means all amounts actually collected by VirtualScopics, net of any discounts or other sales incentives, and any sales tax collected, for each Research Trial Commitment and each Clinical Trial Commitment during the term of the Commitment. However, Gross Revenues shall not include (a) amounts collected for any Clinical Trial Commitment pursuant to which (i) solely Non-Cartilage Analysis is being provided, or (ii) Cartilage Analysis is being provided by a third party, or (b) amounts collected under the following Clinical Trial Commitment or Research Trial Commitment entered into by VirtualScopics prior to January 1, 2004: (1) the Pfizer GARP Study commencing in 2002, (2) the Pfizer BOIS Study commencing in 2002, (3) the Pfizer KANON Study commencing in 2002, and (4) the DePuy Meniscus Study started in 2003). All other amounts collected under Trial Commitments (net of any discounts or other sales incentives, any sales tax collected, and subject to the exclusions specified in clause (a) above), including all amounts collected from January 2005 onwards, will be included in Gross Revenues, irrespective of the date of commencement.

1.6. “Intellectual Property Rights” means any and all rights in and to all patents, patent applications, copyrights, trademarks, trade secrets, know-how and any other proprietary rights.

1.7. “Marketing Materials” of a party means those materials being used by such party to promote itself and its business, and which are delivered to the other party for marketing purposes as contemplated in Sections 2.4 and 3 hereof. Marketing Materials include, without limitation (a) marketing brochures or other printed materials generally promoting such party, its staff and resources, and the research and other service capabilities of such party, (b) publications, if any, relating to work performed by such party, its owners, employees, or agents, pertaining to Osteoarthritic research as well as any other research that may be relevant in sales pitches to prospects in the Osteoarthritis field, (c) web site materials, and (d) any other documentation or information that may be useful in promoting such party to third parties.

1.8. “Osteoarthritic Initiative” means the government and industry sponsored study using imaging and image analysis to determine end-points for detecting progression of Osteoarthritis.

2. Collaborative Work for Research Trials.

2.1. Proposals. Throughout the Term (as defined in Section 11.1 hereof), VirtualScopics and Chondrometrics intend to submit separate Research Trial proposals to third parties for project contracts and grant proposals (each, a “Project”). Unless otherwise agreed to by the parties, VirtualScopics will provide Non-Cartilage Analysis and/or Cartilage Analysis, and Chondrometrics will provide solely Cartilage Analysis for each Project. Each party will solicit and separately negotiate client Projects; provided, however, (a) in no event will a party provide services to a third party if such party, to the best of such party’s knowledge, should have reason to believe that the third party already is receiving, or is contracting to receive, the same or similar services from the other party, and (b) each party will consult with the other party as necessary to prevent providing overlapping or conflicting services to the other party’s clients.

2.2. Osteoarthritis Initiative. Each party intends to submit a proposal for a Project to the Osteoarthritis Initiative. In this instance, VirtualScopics’ Project will specify that VirtualScopics is to provide Non-Cartilage Analysis, including end-points of interest, and Chondrometrics’ Project will specify that Chondrometrics is to provide Cartilage Analysis. Further, if Chondrometrics is unable to finalize a Project with the Osteoarthritic Initiative that meets Chondrometrics’ financial expectations, Cartilage Analysis may alternatively be provided by VirtualScopics under a separate Project upon the parties’ mutual written agreement. Thereafter, from time to VirtualScopics and Chondrometrics may each submit additional separate proposals to the Osteoarthritic Initiative based on the parties’ mutual agreement and under the same conditions formulated above.

2.3. Generally. Each of VirtualScopics and Chondrometrics agrees not submit a Research Trial proposal to, or otherwise solicit Research Trial business from, the Osteoarthritic Initiative, without giving written notice to each other. VirtualScopics maintains the right to analyze the cartilage images of the Osteoarthritic Initiative analyzed by Chondrometrics for comparative and publication purposes, including a collaborative publication with Dr. Felix Eckstein.

2.4. Co-Marketing Efforts. Each of VirtualScopics and Chondrometrics agrees to exercise commercially reasonable best efforts to market and promote the other party’s Research Trial capabilities with the goal of establishing numerous Projects throughout the Term.

2.5. Other Commitments. Nothing herein shall restrict either party’s ability to continue providing Research Trial services.

3. Marketing for Clinical Trials and Research Trials.

3.1. Throughout the Term each party will exercise commercially reasonable best efforts to market and promote VirtualScopics’ Non-Cartilage Analysis and Cartilage Analysis services for Clinical Trials and Research Trials, and the collaborative efforts of VirtualScopics and Chondrometrics. VirtualScopics will perform any such Cartilage Analysis using a Clinical Trial or Research Trial approach, as the case may be, that has been cross-validated in accordance with a methodology designed by Dr. Eckstein pursuant to the Consulting Agreements.

3.2. At a minimum, Chondrometrics’ obligations hereunder require that it:

(a) distribute VirtualScopics’ Marketing Materials to existing clients and prospects, when clients and prospects actively demand services for quantitative analysis of cartilage in the context of Clinical Trials and Research Trials;

(b) distribute VirtualScopics’ Marketing Materials to existing clients and prospects, when clients and prospects show interest in services for quantitative analysis of non-cartilage parameters in the context of Research Trials or Clinical Trials; and

(c) assist VirtualScopics in preparing and distributing joint press releases promoting VirtualScopics and the collaborative efforts of VirtualScopics and Chondrometrics.

3.3. Chondrometrics shall be prohibited from marketing or otherwise promoting any third party’s Non-Cartilage Analysis or Cartilage Analysis services for Clinical Trials. Further, Chondrometrics will not provide any Clinical Trial services, and will refer all such potential business to VirtualScopics.

4. Payments. In consideration of the successful performance of all mutual covenants contained in this Agreement, including the consideration described in Recital E, the parties agree to the following:

4.1. VirtualScopics shall pay Chondrometrics an upfront guaranteed payment (each a “Guaranteed Payment”) during the first three (3) years of the Term as follows:

(a) First Year Guaranteed Payment: $110,700, payable (i) $55,350 on the Effective Date, and (ii) $55,350 within six months thereafter;

(b) Second Year Guaranteed Payment: $75,000, payable on the first anniversary of the Effective Date;

(c) Third Year Guaranteed Payment: $60,000, payable on the second anniversary of the Effective Date.

Notwithstanding the foregoing, Chondrometrics acknowledges its receipt of $27,675 as partial payment of the $55,350 payment obligation in clause (a)(i) above, which amount was paid to Chondrometrics by VirtualScopics on March 10th, 2004 pursuant to the Preliminary Service Agreement.

4.2. VirtualScopics shall pay Chondrometrics seven percent (7%) of Gross Revenues generated by VirtualScopics (the “Marketing Fee”), which amounts during the first three years of the Term shall not be payable unless and until the Guaranteed Payment for such year has been recouped fully. During the first three years of the Term, the Marketing Fee for each year will be deducted from the Guaranteed Payment for such year, and the balance remaining, if any, will be payable within thirty (30) days after the end of such year. The Marketing Fee for the fourth and fifth year of the Term will be calculated at the end of each year, and will be payable within thirty (30) days after the end of each such yearly period.

4.3. For so long as amounts are owed under this Section 4, and for a period of one year thereafter, VirtualScopics shall maintain and make available to Chondrometrics, no more than once per year, and upon ten calendar days written request, such records as are required to establish accurate payments due under this Agreement. Chondrometrics shall, at its expense, have the right to have an auditor inspect such records on a confidential basis during normal business hours. Such inspection is solely for the purpose of verifying the accuracy of payments due under this Section 4.

4.4. The above payments and fees have been established in U.S. Dollars based on a U.S. Dollar to Euro exchange rate band of $1.10 to $1.30 per Euro. If the U.S. Dollar to Euro exchange rate deviates from this band, the parties agree in good faith to renegotiate such payments and fees to establish the appropriate U.S. Dollar value of this Agreement.

4.5. Each payment hereunder shall be due notwithstanding termination of this Agreement, except that the foregoing shall not apply if the Agreement is terminated (a) by VirtualScopics or its successors under Section 11.3 hereof, (b) due to the termination of the March 2004 Consulting Agreement by VirtualScopics pursuant to Sections 3(b), (d), or (e) of that agreement, or (c) due to the termination by Dr. Eckstein of the March 2004 Consulting Agreement (other than pursuant to Section 3(b) thereunder). If after termination of this Agreement VirtualScopics is obligated to make any payment by virtue of this Section 4.5, then Section 3.4 hereof shall survive termination of this Agreement, and Chondrometrics shall comply with such provision for the duration of each twelve month period corresponding with any such payment.

5. Ownership; Publicity. Except as set forth in the Consulting Agreements, nothing in this Agreement shall confer on either party any right, title, license or other interest in or to the Intellectual Property Rights of the other party. Each party hereby consents to the other party’s use of such party’s Marketing Materials, and to the other party’s use of such party’s trademarks; provided, that all uses shall be solely as contemplated by this Agreement.

6. Confidentiality.

6.1. Confidential Information. With respect to each party, “Confidential Information” of such party means any and all information existing as of the date of this Agreement or thereafter developed in which such party (and its affiliates or subsidiaries) has a proprietary interest or a business reason for guarding against unauthorized disclosure, including but not limited to, all facts, opinions, conclusions, projections, software, technical data, trade secrets, know-how, and other information relating to research and development, methods of distribution, customer information activities, work in process, marketing, financial or personnel matters related to such party, its present or future products, services, technology, customers, employees, investors, prospects, markets or business, whether communicated orally, electronically or in writing, or obtained by the other party through observation or examination of such party’s business. VirtualScopics’ Confidential Information shall include, without limitation, the VirtualScopics Technology.

6.2. Exclusions. Confidential Information does not include any information that at the time of disclosure (a) is or becomes generally available to the public through no fault of the receiving party or a third party with a duty not to disclose; (b) is already known to the receiving party as evidenced by its written records; or (c) is disclosed to the receiving party by a third party not known by the receiving party to be bound by a confidentiality agreement with the disclosing party.

6.3. Obligations. Chondrometrics and VirtualScopics each agree that it shall, indefinitely:

(a) hold the other party’s Confidential Information in strictest confidence;

(b) use the other party’s Confidential Information only for purposes permitted under this Agreement, and for no other purpose whatsoever;

(c) disclose the other party’s Confidential Information only to those of such party’s employees, agents or contractors with a need to know, and permit such employees, agents or contractors to use the other party’s Confidential Information only in connection with the purposes referred to above;

(d) take, and require such party’s employees, agents and contractors to take, all precautions reasonably necessary to keep the other party’s Confidential Information confidential and protect the other party’s Confidential Information from theft, unauthorized duplication or discovery;

(e) advise such party’s employees and agents who receive the other party’s Confidential Information that they may only use, and are required to protect, such other party’s Confidential Information as set forth above, and require any and all contractors to sign a non-disclosure agreement in a form substantially equivalent to the form of non-disclosure agreement attached hereto as Exhibit A. Chondrometrics and VirtualScopics are responsible for the safe-keeping of the Confidential Information disclosed by it to their employees, agents and contractors;

(f) notify the receiving party immediately upon discovery of any use or disclosure of the disclosing party’s Confidential Information in violation of this Agreement, or any other breach of the confidentiality obligations herein, and cooperate fully with the disclosing party to assist it in regaining possession of the Confidential Information and to prevent further disclosure or use of the Confidential Information in violation of this Agreement; and

(g) in the event that the receiving party is required by law to disclose any part or all of the disclosing party’s Confidential Information, immediately notify the disclosing party in writing, and fully cooperate with the disclosing party in its efforts to protect from or limit the disclosure of the Confidential Information.

6.4. Return of Confidential Information. At any time upon request by the disclosing party or immediately on the termination of this Agreement (whichever event occurs first), the non-disclosing party shall return to the disclosing party all of the disclosing party’s Confidential Information, whether in written, electronic or other form.

7. Non-Solicitation.

7.1. Except as agreed by VirtualScopics and Chondrometrics, VirtualScopics and Chondrometrics agree that, during the Term and for a period of six months thereafter, neither shall directly or indirectly, by itself or with any other person, persons, partnership, company or any other entity, whether as owner, shareholder, partner, employee or independent contractor, solicit, recruit or hire, or in any manner attempt to solicit, recruit or hire, any person employed by the other or any parent, subsidiary or affiliate of the other to leave such employment or to induce any such person to breach his or her employment agreement.

7.2. VirtualScopics and Chondrometrics agree that the covenant in Section 7.1 hereof constitutes an independent covenant, which shall be enforceable by the other notwithstanding any other right or remedy that the other party may have under any other provision of this Agreement or otherwise.

8. Representations and Warranties.

8.1. Chondrometrics represents and warrants to VirtualScopics that:

(a) Chondrometrics is a corporation, duly organized and validly existing in Germany;

(b) Chondrometrics is not subject to any agreement, order, decree, security interest, whether or not perfected, or other document that would affect, prohibit or restrict the execution or delivery of this Agreement or the performance by Chondrometrics of its obligations under the terms and conditions of this Agreement;

(c) this Agreement constitutes Chondrometrics’ valid and binding obligation and is enforceable in accordance with its terms, subject only to the laws affecting creditors’ rights;

(d) there are no known suits or proceedings or other litigation of any kind pending or threatened against Chondrometrics that could adversely affect Chondrometrics’ ability to perform its obligations under this Agreement;

(e) there are no known violations of any laws, rules or regulations of any governmental agency that could affect Chondrometrics’ ability to perform its obligations under this Agreement;

(f) in performing hereunder, Chondrometrics will comply materially with German and applicable international laws, rules, and regulations, and, if advised by VirtualScopics of Chondrometrics’ failure to comply materially with applicable U.S. law, such that VirtualScopics has a good faith reason to believe that VirtualScopics, its business, or the continuation of this Agreement will be impaired, Chondrometrics will take reasonable steps (taking into account Chondrometrics’ available resources) to comply materially with such U.S. law;

(g) Chondrometrics will not misrepresent to third parties the relationship between Chondrometrics and VirtualScopics created hereunder, and will not make any statement or omit to make any statements or otherwise act or fail to act in any manner that may (i) portray VirtualScopics in a negative light, or (ii) result in a misstatement of fact regarding VirtualScopics or any services provided or to be provided by VirtualScopics;

(h) all services provided by Chondrometrics to third parties as contemplated hereunder will be performed by Chondrometrics in a diligent and conscientious manner, using reasonable care; and

(i) Chondrometrics has no knowledge of any facts that if true would have a material adverse affect upon the business currently conducted by Chondrometrics or its ability to perform its obligations under this Agreement.

8.2. VirtualScopics represents and warrants to Chondrometrics that:

(a) VirtualScopics is a corporation, duly organized and validly existing in the State of New York;

(b) VirtualScopics is not subject to any agreement, order, decree, security interest, whether or not perfected, or other document that would affect, prohibit or restrict the execution or delivery of this Agreement or the performance by VirtualScopics of its obligations under the terms and conditions of this Agreement;

(c) this Agreement constitutes VirtualScopics’ valid and binding obligation and is enforceable in accordance with its terms, subject only to the laws affecting creditors’ rights;

(d) there are no known suits or proceedings or other litigation of any kind pending or threatened against VirtualScopics that could adversely affect VirtualScopics’ ability to perform its obligations under this Agreement;

(e) there are no known violations of any laws, rules or regulations of any governmental agency that could affect VirtualScopics’ ability to perform its obligations under this Agreement;

(f) in performing hereunder, VirtualScopics will comply materially with all applicable U.S. laws, rules, and regulations, and, if advised by Chondrometrics of VirtualScopics’ failure to comply materially with applicable German and/or other international laws, such that Chondrometrics has a good faith reason to believe that Chondrometrics, its business, or the continuation of this Agreement will be impaired, VirtualScopics will take reasonable steps (taking into account VirtualScopics’ available resources) to comply materially with such German and/or other international laws;

(g) VirtualScopics will not misrepresent to third parties the relationship between Chondrometrics and VirtualScopics created hereunder, and will not make any statement or omit to make any statements or otherwise act or fail to act in any manner that may (i) portray Chondrometrics in a negative light, or (ii) result in a misstatement of fact regarding Chondrometrics or any services provided or to be provided by Chondrometrics;

(h) all services provided by VirtualScopics to third parties as contemplated hereunder will be performed by VirtualScopics in a diligent and conscientious manner, using reasonable care; and

(i) VirtualScopics has no knowledge of any facts that if true would have a material adverse affect upon the business currently conducted by VirtualScopics or its ability to perform its obligations under this Agreement.

9. Disclaimer, Limitation of Liability.

9.1. Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH ELSEWHERE IN THIS AGREEMENT, EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING, WITHOUT LIMITATION (a) ANY WARRANTY OF NON-INFRINGEMENT OR THAT THE SERVICES BEING PROVIDED BY SUCH PARTY WILL BE ERROR-FREE; OR (b) ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.2. Limitation of Liability. EXCEPT FOR BREACHES OF CONFIDENTIALITY, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING THE LOSS OF PROFITS, REVENUE, DATA, OR USE OR COST OF PROCUREMENT OF SUBSTITUTE GOODS INCURRED BY THE OTHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT OR BASED ON A WARRANTY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10. Indemnification.

10.1. Each party agrees to indemnify and hold harmless the other party, and such other party’s officers, members, agents, employees, successors, and assigns harmless from and against any claims, actions, demands, liabilities, losses, damages, judgments, settlements, costs and expenses (including reasonable attorneys' fees) arising from or relating to (a) a material breach of the indemnifying party’s representations and warranties hereunder, (b) the indemnified party’s use of the indemnifying party’s Marketing Materials (provided the indemnified party’s use was in accordance with this Agreement), and (c) the acts or omissions of the indemnifying party, including without limitation, the indemnifying party’s provision of image analysis services. Each party warrants that it will incur only reasonable and necessary attorney’s fees and will apply only reasonable and necessary resources to cure or prevent damages that may have been caused by the other party, with the intention of keeping indemnification amounts within reasonable limits.

10.2. The indemnifying party shall defend and hold harmless the indemnified party with counsel chosen and paid for by the indemnifying party upon receipt of prompt written notice of the claim from the indemnified party (provided, that failure to provide prompt notice shall not relieve the indemnifying party of its indemnification obligations, except to the extent it has been damaged thereby), and the indemnified party will reasonably cooperate in the defense of the action or proceeding at the indemnifying party’s expense. Upon the indemnifying party assuming the defense of any such claim, the indemnified party’s counsel may thereafter participate in an advisory capacity at the indemnified party’s sole cost. Neither party may enter into any settlement or compromise that may require the other party to admit liability, pay any monies out-of-pocket, or assume any other material obligation or relinquish any material right, without the prior written consent of the other party, not to be unreasonably withheld or delayed.

11. Term and Termination.

11.1. Term of Agreement. This Agreement shall take effect on the Effective Date and shall remain in effect until December 31st, 2008, unless and until terminated in accordance with this Section (the “Term”).

11.2. Termination Upon Mutual Agreement. This Agreement may be terminated upon the mutual agreement of VirtualScopics and Chondrometrics.

11.3. Termination for Cause by Either Party. Either party, as applicable, shall have the right, in addition to and without prejudice to any other rights or remedies, to terminate this Agreement:

(a) for a material breach of this Agreement by the other party, which is not cured within thirty (30) days of receipt by the party in default of a notice specifying the breach and requiring its cure; or

(b) effective immediately upon written notice if (i) all or a substantial portion of the assets of the other party are transferred to an assignee for the benefit of creditors to a receiver or to a trustee in bankruptcy, (ii) a proceeding is commenced by or against the other party for relief under the bankruptcy or similar laws, and such proceeding is not dismissed within thirty (30) days, (iii) the other party is adjudged bankrupt, (iv) the other party dissolves or otherwise ceases to operate its business, or (iv) the other party materially breaches its obligations under Section 6 hereof.

11.4. Termination upon Termination of a Consulting Agreement. This Agreement shall terminate upon the termination of the March 2004 Consulting Agreement if such agreement is terminated prior to its scheduled expiration date, including the expiration date of any renewal term. However, this Agreement will continue if the March 2004 Consulting Agreement expires on December 31, 2006, and is not thereafter renewed. Notwithstanding the foregoing, the parties may mutually agree in writing to continue this Agreement notwithstanding such early termination of the Consulting Agreement.

11.5. Obligations on Termination. Upon termination of this Agreement, each party shall promptly return to the other party all marketing materials of such party, and any and all Confidential Information in its possession, in any form. The parties shall have no further obligations under terms this Agreement, but Sections 6, 7, 9, 10, and 13 hereof, and any other provision that by its nature survives termination, shall survive termination of this Agreement.

12. Insurance. Each party will obtain and maintain throughout the Term and thereafter, insurance coverages of the types and in the amounts as are customary in such party’s industry (within the primary territory within which such party operates), and otherwise as necessary to cover its obligations and potential liabilities hereunder.

13. General.

13.1. Assignment. Neither party may assign or transfer its rights or delegate its obligations under this Agreement without the other party’s prior written consent, which will not be unreasonably withheld, except that VirtualScopics shall be permitted to assign any of its rights and obligations under this Agreement in connection with any merger, consolidation, or sale of all or substantially all of VirtualScopics’ assets. Any attempted assignment contrary to the foregoing shall be null and void.

13.2. Entire Agreement. This Agreement, together with any Exhibits attached hereto, and that certain Ancillary Agreement between VirtualScopics and Chondrometrics dated as of the date hereof, constitutes the final, complete, and exclusive understanding between the parties, and replaces and supersedes all previous oral or written agreements, understandings, or arrangements between the parties with respect to the subject matter of this Agreement. This Agreement may not be modified or amended except by a writing signed by an authorized officer of each party to this Agreement.

13.3. Notices. Except as otherwise provided in this Agreement, notices required to be given pursuant to this Agreement shall be effective when received, and shall be sufficient if given in writing, hand delivered, sent by facsimile with confirmation of receipt, sent by First Class Mail, return receipt requested (for all types of correspondence), postage prepaid, or sent by overnight courier service and addressed as follows:

To:	VirtualScopics LLC
140 Office Park Way
Pittsford, New York 14534
Attn: Mikael Totterman, Chief Operating Officer
Fax No.: 585 218-7350

To:	Chondrometrics GmbH
Jahnstr. 48
80469 München
Attn: Dr. Felix Eckstein
Fax No.: ++ 49 89 5160 4802

13.4. Independent Contractor. The parties shall, and at all times will be independent contractors of one another. Nothing in this Agreement shall be deemed to create an employer/employee, principal/agent, or joint venture relationship. Neither party has the authority to enter into any contracts on behalf of the other party or otherwise act on behalf of the other party.

13.5. Governing Law; Jurisdiction; No Trial by Jury.

(a) With respect to matters pertaining to (i) Section 1 hereof (Definitions), (ii) Sections 2.4, 3.1, and 3.3 hereof (marketing provisions), as well as the provision of marketing-related services and Trial-related services within the United States, (iii) issues relating to intellectual property, including without limitation, Section 5 hereof (Ownership; Publicity), and the existence, validity, or enforcement of a party’s rights in any existing or future intellectual property, including any issues regarding interpretation of the relevant provisions herein, (iv) Section 6 hereof (Confidentiality), (v) Section 7 hereof (Non-Solicitation), (vi) Section 9 hereof (Disclaimer; Limitation of Liability), (vii) Section 10 hereof (Indemnification), and (viii) any intentional material breach of this Agreement by Chondrometrics, this Agreement shall be governed by New York law, without regard to conflicts of law principles. The federal and state courts located in Monroe County, New York shall have exclusive jurisdiction over any such claim brought under this Agreement, and the parties hereby consent to the personal jurisdiction of such courts.

(b) With respect to matters pertaining to (i) Sections 2.1, 2.2, 2.3 and 2.5 hereof (Research Trials), (ii) Section 3.2 hereof, including the provision of marketing-related services and Trial-related services outside of the United States, (iii) Section 4 hereof (Payments), (iv) Section 8 hereof (Representations and Warranties), (v) Section 11 hereof (Term and Termination), including any intentional material breach of this Agreement by VirtualScopics, but excluding any intentional material breach of this Agreement by Chondrometrics, (vi) Section 12 hereof (Insurance), and (vii) Sections 13.1, 13.2, 13.3, 13.4, 13.6, 13.7, 13.8, 13.9, and 13.10 hereof, German law shall apply. The courts located in Munich, Germany shall have exclusive jurisdiction over any such claim brought under this Agreement, and the parties hereby consent to the personal jurisdiction of such courts.

13.6. Severability. In case any provision of this Agreement is held to be invalid, unenforceable, or illegal, that provision shall be severed from this Agreement, and such invalidity, unenforceability, or illegality will not affect any other provisions of this Agreement.

13.7. Waiver. The failure of either party to enforce any provisions of this Agreement is not a waiver of the provisions or of the right of that party to subsequently enforce that, or any other, provision of this Agreement.

13.8. Injunctive Relief. VirtualScopics and Chondrometrics acknowledge that the financial hardship to the non-breaching party as a result of a breach of this Agreement may be difficult or impossible to measure in dollars and that no remedy at law will be adequate to compensate the non-breaching party for such violation; therefore, the non-breaching party shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity, and the breaching party waives the defense of adequate remedy at law, acknowledging that no such remedy exists. Should a court of competent jurisdiction declare any of the covenants set forth in this Agreement unenforceable due to an unreasonable restriction, duration, geographical area or otherwise, the parties agree that such court shall be empowered and shall grant the non-breaching party injunctive relief to the extent reasonably necessary to protect its interests. The parties further agree that the breaching party will not require the non-breaching party to post a bond in such situations as the posting of a bond is unnecessary.

13.9. Attorneys’ Fees. In the event of any dispute between the parties arising out of this Agreement, the substantially prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-substantially prevailing party

13.10. Force Majeure. Neither Chondrometrics nor VirtualScopics shall be responsible for any failure or delay in the performance of its obligations under this Agreement which is caused by acts of God, flood, fire, war or public enemy.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement on the date set forth above.

CHONDROMETRICS GMBH		VIRTUALSCOPICS LLC

By:	/s/ Felix Eckstein	By:	/s/ Mikael Totterman
	[Signature]		[Signature]
Title:	Chief Executive Officer	Title:	Chief Operating Officer

By:	Felix Eckstein	By:	Mikael Totterman

Exhibit A

Form of Non-Disclosure Agreement